Exhibit 24.5

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, CHARLES D. LISCHER, Director of Bottling Holdings (Luxembourg) S.A.R.L., manager of Coca-Cola Enterprises Finance LT 1 Commandite S.C.A. ( the “Company”), do hereby appoint William W. Douglas, John R. Parker, Jr., Terri L. Purcell, William T. Plybon, or any of them, my true and lawful attorney for me and in my name for the purpose of executing on my behalf the Company’s and Coca-Cola Enterprises Inc.’s Registration Statement on Form S-3, and any amendments and supplements thereto, in connection with the registration of $4 billion of Senior Debt Securities, Guarantees, Debt Warrants and Currency Warrants.

IN WITNESS WHEREOF, I have hereunto set my hand this 25th day of July, 2008.

/s/ Charles D. Lischer
Charles D. Lischer
Director,
Bottling Holdings (Luxembourg) S.A.R.L.,
Manager of Coca-Cola Enterprises Finance LT 1
Commandite S.C.A.